POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ian King and George Rose, and each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments, including post-effective amendments, and supplements to the Registration Statement on Form F-6 (No. 333-104949), and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Name	Title
Richard Olver	Non-Executive Chairman and Director
Ian King	Chief Executive and Chief Operating Officer and Director
Walt Havenstein	Chief Operating Officer and Director
George Rose	Group Finance Director
Philip Carroll	Non-Executive Director
Michael Hartnall	Non-Executive Director

Andy Inglis	Non-Executive Director
Sir Peter Mason	Non-Executive Director
Sir Nigel Rudd	Non-Executive Director
Carl Symon	Non-Executive Director
Roberto Quarta	Non-Executive Director
Ravi Uppal	Non-Executive Director

Date: September 24th, 2008

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